Exhibit 23.1

Independent Registered Public Accounting Firm’s Consent

We consent to the use in this Registration Statement on Form S-1 of our report dated April 3, 2025, except for the effect of the reverse recapitalization, as to which the date is January 28, 2026, and effects of the reverse stock split, as to which date is February 13, 2026, relating to the financial statements of Profusa, Inc. appearing in this Registration Statement. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ Marcum llp

San Francisco, CA

April 27, 2026